Exhibit 4(b)
                              CERTIFICATE OF ADJUSTMENT


     This is to certify pursuant to Section 12 of the Rights Agreement, dated as of December 19, 1995, as amended (the "Rights Agreement"), between Valmont Industries, Inc., A Delaware corporation (the "Company") and First National Bank of Omaha, as Rights Agent, that:

I.   Statement of Facts.

     At its April 28, 1997 meeting, the Company's Board of Directors declared a two-for-one split of the shares of common stock of the Company (the "Common Stock"), which was effected in the form of a stock dividend on May 30, 1997.

II.  Adjustments Pursuant to the Rights Agreement.

     Pursuant to the provisions of the Sections 11(n) of the Rights Agreement, effective as of May 30, 1997, the Right associated with each share of Common Stock is hereby adjusted so that one-half Right shall be associated with each share of Common Stock outstanding immediately after the Distribution.

     Effective the 30th day of May, 1997.

                                     VALMONT INDUSTRIES, INC,



                                     By:  /s/ Terry J. McClain
                                     -------------------------
                                     Name:   Terry J. McClain
                                     Title:  Senior Vice President and
                                             Chief Financial Officer

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